Exhibit 99.1
THE BEARD COMPANY	News Release
Enterprise Plaza, Suite 320
Oklahoma City, Oklahoma 73112	Herb Mee, Jr., President
(405) 842-2333 OTCB13: BRCO

THE BEARD COMPANY

REPORTS THE CONVERSION OF

ITS 2008 AND 2010 NOTES HAS BEEN COMPLETED

FOR IMMEDIATE RELEASE: Thursday, September 25, 2008

Oklahoma City, Oklahoma --- The Beard Company (OTCBB:BRCO) today reported that it has completed the Forced Conversion of its outstanding $46,332 of Series A 12% Convertible Subordinated Notes due August 30, 2008, its outstanding $511,995 of Series B 12% Convertible Subordinated Notes due November 30, 2008, and its outstanding $2,205,300 of 12% Convertible Subordinated Notes due February 15, 2010. The pending conversions were previously announced on August 25 and August 26, 2008. All of the Notes were converted at their Conversion Price of $1.00 per share. As a result of the conversions our total outstanding common shares have increased to 9,374,869.

Herb Mee, Jr., President, stated: “The conversions have added $2,764,000 to our equity without the expenditure of any cash to retire the Notes. $2,205,300 of long-term debt and $558,300 of short-term debt have been eliminated. Our annual interest expense has been reduced by more than $264,000. All of this improvement will be reflected in our September 30 balance sheet and financial ratios.”

Our common stock is traded on the OTC Bulletin Board under the symbol: BRCO. Our operations consist principally of carbon dioxide (CO2) gas production, oil and gas production, coal reclamation activities, e-commerce activities conducted through our starpay™ subsidiary, and minerals exploration and development through our Geohedral investment.

Fax Number (405) 842-9901	Email: hmee@beardco.com